Exhibit 99.1

NEWS RELEASE
For Further Information Contact: Donald R. Head, Chairman Capital Title Group, Inc. (480) 624-4200
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman The Miller Group (800) 264-1870 ctgi@themillergroup.net

CAPITAL TITLE GROUP COMPLETES $28 MILLION ACQUISITION OF

NATIONWIDE APPRAISAL SERVICES AND

ISSUES FULL YEAR 2004 GUIDANCE

Regional Footprint Expands to National Footprint

SCOTTSDALE, ARIZONA, May 3, 2004 — Capital Title Group, Inc. (Nasdaq: CTGI) – today reported the completion of its previously announced acquisition of Nationwide Appraisal Services, Inc. (Nationwide), which expands the company’s presence in the title insurance industry from its position as a regional leader in the Southwestern market to being a national market company with added services. Nationwide recorded revenue of $44.8 million for year 2003 and pre-tax earnings of $5.4 million. Approximately 56% of Nationwide’s revenue comes from appraisal services with the balance related to title and settlement services. Under the terms of the agreement, approved by the Board of Directors for each company, Capital Title paid $25 million in cash, of which Comerica Bank provided financing of $16 million, with $3 million in deferred cash consideration payable if certain conditions are satisfied after the closing of the transaction. Miller Capital Corporation acted as merger and acquisition advisor to Capital Title Group.

The Acquisition

The acquisition of Nationwide adds a fundamental piece to Capital Title’s bundled services program. Nationwide is a highly regarded provider of real estate appraisal services in all 50 states and is also licensed as an agent to issue title insurance policies in 37 states. Nationwide serves many large national lenders and is a perfect blend to Capital Title’s existing family of companies with very little overlap in product offerings. The successful synergy of cross marketing services has already been introduced in the California market with some existing client’s commitment to utilize Nationwide’s appraisal and closing services. Nationwide, which was founded in 1994, operates a centralized processing center near Pittsburgh, Pennsylvania and has approximately 300 employees.

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Capital Title Group Completes $28 Million Acquisition of Nationwide Appraisal Services and

Issues Full Year 2004 Guidance

May 3, 2004

Year 2004 Guidance

The significant increase in the opened order count in the month of March 2004 and the eight months of revenue to be received from the acquisition of Nationwide supports the company’s guidance that net income attributable to common shares for the full year 2004 will be in the range of $.60 to $.65 per diluted common share. Expectation of financial results for the full year 2004 are forward-looking statements, and actual results may differ materially.

Richard A. Alexander, president of CTG Real Estate Information Services, one of Capital Title Group’s subsidiary companies said, “Nationwide has a solid history of revenue growth and profitability and its appraisal and settlement services significantly enhance revenue opportunities within Capital Title’s existing customer base. In addition, we now have 37 more states in which we can write title insurance policies. We expect to dramatically expand our product of bundled services and are seeking complementary acquisition candidates throughout the United States to add to our growth strategy.

“We extend a warm welcome to the excellent management team built under the direction of Hale Oliver, Chairman and Chief Executive Officer of Nationwide. We have great respect for Mark Oliver, President, and Dan Kavanaugh, Chief Operating Officer, for their respective participation in building Nationwide into a highly regarded national appraisal and title management company. To begin our national footprint with the acquisition of this company that has a reputation as being a provider of best-in-class products and services is representative of our strong commitment to quality products with exceptional customer service,” Alexander concluded.

Donald R. Head, chairman, president and chief executive office of Capital Title Group, Inc. commented, “The acquisition of Nationwide demonstrates our desire to grow as a national company and diversify our revenue through a bundling of settlement services. This is our first step on the national scene and accelerates our ability to be more competitive in attracting new customers. This transaction is accretive to earnings and provides significant upside potential for our shareholders.”

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include — Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, and AdvantageWare – with strategically located offices in Arizona, California, Nevada and Pennsylvania. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company, a subsidiary of Nations Holding Group, and, as an agent, will issue title insurance policies in 37 states through Nationwide Appraisal Services. The combined companies have in excess of 2,100 employees.

more…

Capital Title Group Completes $28 Million Acquisition of Nationwide Appraisal Services and

Issues Full Year 2004 Guidance

May 3, 2004

Visit our web sites for more information on the Company and it subsidiaries:

www.capitaltitlegroup.com www.newcenturytitle.com www.capitaltitle.com

www.unitedtitle.com www.firstcal.com www.landtitlenv.com

www.awiware.com www.nascopgh.com

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

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